Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Brainsway Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate		Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to be Paid	Equity	Ordinary Shares, par value NIS 0.04 per share(1)	457(c)	7,207,490(2)(3)	$4.23(4)	$30,487,682.70(4)	$0.00015310		$4,667.67	-	-	-	-

Fees Previously Paid
Carry Forward Securities

Carry Forward Securities	-	-	-	-	-	-		-	-	-	-	-	-

				Total Offering Amounts		$30,487,682.70			$4,667.67

				Total Fees Previously Paid					$-

				Total Fee Offsets					$-

				Net Fee Due					$4,667.67

(1)	The ordinary shares registered hereby are represented by American Depositary Shares (“ADSs”). ADSs evidenced by American Depositary Receipts issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-229481). Each ADS represents two ordinary shares.

(2)	Represents ordinary shares represented by ADSs registered for resale by the selling shareholder described herein, consisting of (i) 2,103,745 ADSs (representing 4,207,490 ordinary shares) and (ii) 1,500,000 ADSs (representing 3,000,000 ordinary shares) issuable upon exercise of warrants. The ADSs and warrants were issued to the selling shareholder in a private placement on November 5, 2024. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate amount and number of ordinary shares as may be issued upon conversion, exchange, exercise or settlement of any other securities that provide for such conversion, exchange, exercise or settlement.

(3)	Pursuant to Rule 416 of the Securities Act, this registration statement also includes an indeterminate number of additional ordinary shares, including underlying the ADSs, issuable upon share splits, share dividends or similar transactions. In addition, up to 3,603,745 ADSs, representing 7,207,490 ordinary shares, may be sold from time to time pursuant to this registration statement by the selling shareholder named herein.

(4)	Estimated solely for the purpose of computing the amount of the registration fee for the ADSs being registered in accordance with Rule 457(c) under the Securities Act based upon a proposed maximum aggregate offering price of $8.46 per ADS (equivalent to approximately $4.23 per ordinary share), the average of the high and low prices of the ADSs of the registrant as reported on the Nasdaq Global Market on April 16, 2025, which such date is within five business days of the filing of this registration statement.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A